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                    September 22, 2023

       Doug Bathauer
       Chief Executive Officer
       Integral Technologies, Inc.
       2605 Eastside Park Road, Suite 1
       Evansville, IN 47715

                                                        Re: Integral
Technologies, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed July 24, 2023
                                                            File No. 000-28353

       Dear Doug Bathauer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing